Exhibit 10.14

This document constitutes part of the prospectus covering
securities that have been registered under the Securities Act of 1933.

Walter Energy, Inc.
Long-Term Incentive Award Plan
Restricted Stock Unit Award Agreement

(3-Year Cliff Retention Award)

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of restricted stock units (“RSUs”) by Walter Energy, Inc., a Delaware corporation (the “Company”), to the Participant named below, pursuant and subject to the provisions of the Amended and Restated 2002 Long-Term Incentive Award Plan of Walter Energy, Inc., as it may be amended from time to time (the “Plan”) and the additional terms set forth in this Agreement.  The Participant has been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a complete description of the terms and conditions governing the grant of RSUs.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as noted in Section 6 regarding a Change in Control, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Participant:	Name
Date of Grant:	April 1, 2011
Economic Grant Value:	$Value
Number of RSUs Granted:	Number (subject to adjustment as set forth herein and in the Plan)

The parties hereto agree as follows:

1.           Vesting.  Subject to the Participant’s continued employment with the Company or any of its Subsidiaries through the Vesting Date (as defined below), one hundred percent (100%) of the RSUs granted hereunder shall vest on the third anniversary of the Grant Date (such date, the “Vesting Date”).  The period from the Date of Grant through (and including) the Vesting Date shall be referred to herein as the “Period of Restriction.”

2.           Timing of Payout.  Payout of all vested RSUs shall occur as soon as administratively feasible after the Vesting Date, but in no event more than thirty (30) days thereafter.

3.           Form of Payout.  Vested RSUs will be paid out solely in the form of shares of stock of the Company.

4.           Voting Rights and Dividends. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights.  Further, no dividends shall be paid on any RSUs.

5.           Termination of Employment.  In the event of the Participant’s termination of employment with the Company or any of its Subsidiaries for any reason during the Period of Restriction, all RSUs held by the Participant at the time of termination and still subject to the Period of Restriction shall be forfeited by the Participant to the Company without consideration as of the termination date and the Participant shall have no further rights with respect thereto.  Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, vest all or any portion of the RSUs held by the Participant.  If such vesting occurs, payout shall be made as soon as administratively feasible following the date of the Participant’s termination, but in no event more than thirty (30) days thereafter.

6.           Change in Control.  Notwithstanding anything to the contrary in the Plan or in Section 1 or Section 2 above and in accordance with the approval of the Board on the Date of Grant, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant’s termination of employment, a number of RSUs shall (x) vest in an amount equal to the number of RSUs granted hereunder multiplied by a fraction, the numerator of which is the number of days beginning on the Date of Grant and ending on the date of the Change in Control of the Company and the denominator of which is 1095 and (y) be paid out as soon as administratively feasible following the occurrence of a Change in Control of the Company, but in no event more than thirty (30) days thereafter.  If the Participant remains employed by the Company or any of its Subsidiaries following the Change in Control of the Company during the Period of Restriction, then the remaining unvested RSUs shall remain outstanding until the earlier to occur of (A) the Vesting Date and (B) the date of the Participant’s termination.  If the Participant’s employment terminates for any reason (other than (1) by the Company or one of its Subsidiaries without Cause (other than due to death or Disability) or (2) by the Participant due to a material change in his position) after a Change in Control of the Company, but prior to the Vesting Date, then any remaining unvested RSUs shall be forfeited by the Participant to the Company without consideration as of the date of the Participant’s termination and the Participant shall have no further rights with respect thereto. However if the Participant’s employment is terminated (I) by the Company or one of its Subsidiaries without Cause (other than due to death or Disability) or (II) by the Participant due to a material change in his position, in each case, after a Change in Control of the Company, but prior to the Vesting Date, then the remaining unvested RSUs shall be deemed vested on the Participant’s termination date and shall be paid out as soon as administratively feasible following the date of the Participant’s termination, but in no event more than thirty (30) days thereafter.

For purposes of this Section 6, “Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)          willful and continued refusal to perform the duties of the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);

(ii)         the Participant’s conviction or guilty plea of a felony involving fraud or dishonesty;

(iii)        theft or embezzlement by the Participant of property from the Company; or

(iv)        fraudulent preparation by the Participant of financial information of the Company or any subsidiary or affiliate.

For purposes of this Section 6, the term “Disability” shall mean any medical condition whatsoever which leads to the Participant’s absence from his job function for a continuous period of six (6) months without the Participant being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty (30) days shall not be deemed to have interrupted said continuity.

7.           Non-Compete/Non-Solicit.  It is understood and agreed that the Participant has and will continue to have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company and its Subsidiaries that result in the creation of customer goodwill.  Therefore, while the Participant is employed by the Company or any of its Subsidiaries and continuing for a period of twelve (12) months following the date of the Participant’s termination of employment, so long as the Company or any affiliate, successor or assign thereof is in the coal mining business or like business within the Restricted Area (defined as mining industries in the geographical areas in which the Company or any of its Subsidiaries competes at the time of the Participant’s termination), unless the Board approves an exception, the Participant shall not, directly or indirectly, either personally or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)                                 Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company, including but not limited to any other affiliated companies; or

(b)                                 Hire away any independent contractors or personnel of the Company and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company.

8.           Restrictions on Transfer.  Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided for in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

9.           Recapitalization.  In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

10.        Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.        No Right to Continuation of Employment or Other Equity Awards.  This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time.  In addition, this grant of RSUs shall not confer any right upon the Participant to be granted RSUs or other Awards in the future under the Plan.

12.        Miscellaneous.

(a)                           This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)                           The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.  Notwithstanding the foregoing, the Committee may, without obtaining the written consent of the Participant, amend this Agreement in any manner that it deems necessary or desirable to comply with the requirements of Section 409A of the Code or an exemption thereto.

(c)                            The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(d)                           The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)                            This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)                             This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the RSUs granted hereunder.  This Agreement and the Plan supersedes any prior agreements, commitments or negotiations concerning the RSUs granted hereunder.

(g)                            All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h)                           To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

[Rest of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Walter Energy, Inc.

Chief Executive Officer

ATTEST:

Recipient Name